AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 2002
                                            REGISTRATION STATEMENT NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                          FLORIDA POWER & LIGHT COMPANY
             (Exact name of registrant as specified in its charter)


                 Florida                                         59-0247775
      (State or other jurisdiction of                         (I.R.S. Employer
      incorporation or organization)                         Identification No.)
                                ----------------
                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)
                                ----------------

    Dennis P. Coyle, Esq.             Thomas R. McGuigan, P.A.         Robert J. Reger, Jr., Esq.
General Counsel and Secretary         Steel Hector & Davis LLP          Thelen Reid & Priest LLP
Florida Power & Light Company       200 South Biscayne Boulevard            875 Third Avenue
    700 Universe Boulevard                   Suite 4000                 New York, New York 10022
  Juno Beach, Florida 33408             Miami, Florida 33131                 (212) 603-2000
        (561) 694-4000                     (305) 577-7000

        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                                ----------------
    It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

                             Richard L. Harden, Esq.
                                Hunton & Williams
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 309-1000
                                ----------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
                                ----------------
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (*)      AMOUNT OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
               First Mortgage Bonds                                  $1,000,000,000                              $92,000
====================================================================================================================================

* Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 2002

PROSPECTUS


                                 $1,000,000,000


                          FLORIDA POWER & LIGHT COMPANY

                              FIRST MORTGAGE BONDS


                      -------------------------------------


          Florida Power & Light Company may offer from time to time up to $1,000,000,000 of its first mortgage bonds.

          Florida Power & Light Company will provide specific terms of these securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

          Florida Power & Light Company may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section beginning on page 10 of this prospectus also provides more information on this topic.

          SEE "CAUTIONARY STATEMENTS AND RISK FACTORS THAT MAY AFFECT FUTURE RESULTS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT IN THESE SECURITIES.

          Florida Power & Light Company's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number
(561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.


                      -------------------------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ----------, -----


--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. Florida Power & Light Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that Florida Power & Light Company ("FPL") has filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, FPL may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities that FPL may offer. Each time FPL sells securities, FPL will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

          For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

          FPL files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

          In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL. FPL also maintains an Internet site (http://www.fpl.com).

                           INCORPORATION BY REFERENCE

          The SEC allows FPL to "incorporate by reference" the information that FPL files with the SEC, which means that FPL may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that FPL files in the future with the SEC will automatically update and supersede this information. FPL is incorporating by reference the documents listed below and any future filings FPL makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until FPL sells all of these securities:

     (1)  FPL's Annual Report on Form 10-K for the year ended December 31, 2001;

     (2) FPL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

     (3) FPL's Current Reports on Form 8-K, filed with the SEC on April 5, 2002 (excluding that portion furnished under Item 9), September 27, 2002 and September 30, 2002.

          You may request a copy of these documents, at no cost to you, by writing or calling Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York, 10022, (212) 603-2000.

      CAUTIONARY STATEMENTS AND RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

          In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL is hereby filing cautionary statements identifying important factors that could cause FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL.

          Any forward-looking statement speaks only as of the date on which that statement is made, and FPL undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

          The following are some important factors that could have a significant impact on FPL's operations and financial results, and could cause FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

o FPL is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery of costs that it considers excessive or imprudently incurred.

o The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

o FPL is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety that could, among other things, restrict or limit the use of certain fuels required for the production of electricity. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

o FPL operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL will need to adapt to these changes and may face increasing competitive pressure.

o The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines, pipelines, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL's nuclear units face certain risks that are unique to the nuclear industry including additional regulatory actions up to and including shut down of the units stemming from public safety concerns both at FPL's plants, as well as at the plants of other nuclear operators.

o FPL's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL could be subject to additional costs, termination payments under committed contracts and/or the write off of its investment in the project or improvement.

o FPL uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks, and to a lesser extent, engages in limited trading activities. FPL could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. In addition, FPL's use of such instruments could be subject to prudency challenges by the Florida Public Service Commission and if found imprudent, cost disallowance.

o FPL as well as FPL Group, Inc., which owns all of the common stock of FPL, rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, could impact FPL's ability to grow its businesses and would likely increase its interest costs.

o FPL is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims; as well as the effect of new, or changes in, tax rates or policies, rates of inflation or accounting standards.

o FPL is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

o FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national events as well as company-specific events.

o FPL is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

          The issues and associated risks and uncertainties described above are not the only ones FPL may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair FPL's businesses in the future.

                                       FPL

          FPL was incorporated under the laws of Florida in 1925 and is engaged in the generation, transmission, distribution and sale of electric energy. FPL supplies electric service throughout most of the east and lower west coasts of the State of Florida, serving a population of nearly 8 million. At September 30, 2002, FPL served approximately 4.0 million customer accounts. FPL Group, Inc. owns all of FPL's common stock.

                                 USE OF PROCEEDS

          Unless otherwise stated in a prospectus supplement, FPL will add the net proceeds from the sale of these securities to its general funds. FPL uses its general funds for corporate purposes, including to repay, redeem or purchase outstanding debt and preferred stock, to repay short-term borrowings and to finance the acquisition or construction of additional electric facilities. FPL will temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

                       RATIO OF EARNINGS TO FIXED CHARGES

          The following table shows FPL's ratio of earnings to fixed charges for each of its last five fiscal years:

                            Years Ended December 31,
                   ------------------------------------------
                   2001       2000     1999     1998     1997
                   ----       ----     ----     ----     ----
                   6.44       6.02     6.26     5.69     4.95

          FPL's ratio of earnings to fixed charges for the nine months ended September 30, 2002 was 8.28.


                            DESCRIPTION OF THE BONDS

          GENERAL. FPL will issue these securities, in one or more series, under its Mortgage and Deed of Trust dated as of January 1, 1944, with Deutsche Bank Trust Company Americas, as Trustee, which has been amended and supplemented in the past and which will be supplemented again by one or more supplemental indentures relating to these securities. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the "Mortgage." These securities are referred to in this prospectus as the "Bonds." All first mortgage bonds issued or to be issued under the Mortgage, including the Bonds, are referred to herein as "First Mortgage Bonds."

          This section briefly summarizes some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. The Mortgage is on file with the SEC and is incorporated by reference in this prospectus. You should read the Mortgage for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

          Each series of Bonds may have different terms. FPL will include some or all of the following information about a specific series of Bonds in the prospectus supplement relating to those Bonds:

     (1)  the designation and series of those Bonds,

     (2)  the aggregate principal amount of those Bonds,

     (3)  the offering price of those Bonds,

     (4)  the date(s) on which those Bonds will mature,

     (5) the interest rate(s) for those Bonds, or how the interest rate(s) will be determined,

     (6)  the dates on which FPL will pay the interest on those Bonds,

     (7) the denominations in which FPL may issue those Bonds, if other than denominations of $1,000 or multiples of $1,000,

     (8) the place where the principal of and interest on those Bonds will be payable, if other than at Deutsche Bank Trust Company Americas in New York City,

     (9) the currency or currencies in which payment of the principal of and interest on those Bonds may be made, if other than U.S. dollars,

     (10) the terms pursuant to which FPL may redeem any of those Bonds,

     (11) whether all or a portion of those Bonds will be in global form, and

     (12) any other terms or provisions relating to those Bonds that are not inconsistent with the provisions of the Mortgage.

          FPL will issue the Bonds in fully registered form without coupons, unless otherwise stated in a prospectus supplement. A holder of Bonds may exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement. A holder of Bonds may transfer those Bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement. FPL may issue all or some of the Bonds in "book-entry" form, which means that they will be represented by global notes, instead of certificates. If FPL issues global notes representing any Bonds, then a depository selected by FPL will keep a record of the beneficial interests in those global notes and record any transfers of those beneficial interests and the depository, or its custodian, will hold those global notes. Any additional requirements as to the form and method of exchange of Bonds will be described in a prospectus supplement.

          SPECIAL PROVISIONS FOR RETIREMENT OF BONDS. If, during any 12 month period, any governmental body orders FPL to dispose of mortgaged property, or buys mortgaged property from FPL, and FPL receives $10 million or more from the sale or disposition, then, in most cases, FPL must use that money to redeem First Mortgage Bonds. If this occurs, FPL may redeem First Mortgage Bonds of any series that are redeemable at the redemption prices applicable to those First Mortgage Bonds. If any Bonds are redeemable, the redemption prices applicable to those Bonds will be set forth in a prospectus supplement.

          SECURITY. The Mortgage secures the Bonds as well as all other First Mortgage Bonds already issued under the Mortgage and still outstanding. FPL may issue more First Mortgage Bonds in the future and those First Mortgage Bonds will also be secured by the Mortgage. The Mortgage constitutes a first mortgage lien on all of the properties and franchises that FPL owns, except as discussed below.

          The lien of the Mortgage is or may be subject to the following:

     (1) leases of minor portions of FPL's property to others for uses that do not interfere with FPL's business,

     (2) leases of certain property that is not used in FPL's electric business,

     (3) Excepted Encumbrances, which include certain tax and real estate liens, and specified rights, easements, restrictions and other obligations, and

     (4) vendors' liens, purchase money mortgages and liens on property that already exist at the time FPL acquires that property.

          The Mortgage does not create a lien on the following "excepted property":

     (1)  cash and securities,

     (2) certain equipment, materials or supplies and fuel (including nuclear fuel unless it is expressly subjected to the lien of the Mortgage),

     (3)  automobiles and other vehicles,

     (4)  receivables, contracts, leases and operating agreements,

     (5) materials or products, including electric energy, that FPL generates, produces or purchases for sale or use by FPL, and

     (6)  timber, minerals, mineral rights and royalties.

          The Mortgage will generally also create a lien on property that FPL acquires after the date of this prospectus, other than "excepted property". However, if FPL consolidates or merges with, or sells substantially all of its assets to, another corporation, the lien created by the Mortgage will generally not cover the property of the successor company, other than the property that it acquires from FPL and improvements, replacements and additions to that property.

          The Mortgage provides that the Trustee has a lien on the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Bonds.

          ISSUANCE OF ADDITIONAL BONDS. FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below. FPL may issue Bonds from time to time in an amount equal to:

     (1) 60% of unfunded Property Additions after adjustments to offset retirements,

     (2) the amount of retired First Mortgage Bonds or Qualified Lien Bonds, and

     (3)  the amount of cash that FPL deposits with the Trustee.

          Property Additions generally include the following:

     (1) plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems,

     (2) nuclear fuel that has been expressly subjected to the lien of the Mortgage,

     (3) railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and

     (4) other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters.

          FPL may use any property of the type described in (1) through (4) above as Property Additions whether or not that property is in operation and prior to obtaining permits or licenses relating to that property. Securities, fuel (including nuclear fuel unless expressly subjected to the lien of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas will not qualify as Property Additions. The Mortgage contains restrictions on the issuance of First Mortgage Bonds based on Property Additions that are subject to other liens and upon the increase of the amount of those liens.

          In most cases, FPL may not issue Bonds unless it meets the "net earnings" test set forth in the Mortgage, which requires, generally, that FPL's adjusted net earnings (before income taxes) for 12 consecutive months out of the 15 months preceding the issuance must have been either:

     (1) at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds, or

     (2) at least 10% of the principal amount of all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds.

          The Mortgage requires FPL to replace obsolete or worn out property and specifies certain deductions to FPL's adjusted net earnings for property repairs, retirement, additions and maintenance. With certain exceptions, FPL does not need to meet the "net earnings" test to issue Bonds if the issuance is based on retired First Mortgage Bonds or Qualified Lien Bonds.

          As of December 31, 2001, FPL could issue under the Mortgage approximately $4.8 billion of additional First Mortgage Bonds based on unfunded Property Additions and $5.0 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

          RELEASE AND SUBSTITUTION OF PROPERTY. FPL may release property from the lien of the Mortgage if it does any of the following in an aggregate amount equal to the fair value of the property to be released:

     (1) deposits with the Trustee, cash or, to a limited extent, purchase money mortgages,

     (2) uses unfunded Property Additions acquired by FPL in the last five years, or

     (3)  waives its right to issue First Mortgage Bonds

in each case without satisfying any net earnings requirement.

          If FPL deposits cash so that it may release property from the lien of the Mortgage or so that it may issue additional First Mortgage Bonds, it may withdraw that cash if it uses unfunded Property Additions or waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement in an amount equal to the cash that FPL seeks to withdraw.

          When property released from the lien of the Mortgage is not Funded Property, then, if FPL acquires new Property Additions within two years:

     (1) Property Additions used for the release of that property will not (subject to some exceptions) be considered Funded Property, and

     (2) any waiver by FPL of its right to issue First Mortgage Bonds, which is used for the release of that property, will cease to be an effective waiver and FPL will regain the right to issue those First Mortgage Bonds.

          The Mortgage contains provisions relating to cash proceeds of property that is not Funded Property that are similar to the provisions relating to release of that property. The Mortgage contains special provisions relating to pledged Qualified Lien Bonds and the disposition of money received on those Qualified Lien Bonds.

          FPL does not need a release from the Mortgage in order to use its nuclear fuel even if that nuclear fuel has been expressly subjected to the lien and operation of the Mortgage.

          DIVIDEND RESTRICTIONS. In some cases, the Mortgage restricts the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change depending on factors set out in the Mortgage. Other than this restriction on the payment of common stock dividends, the Mortgage does not restrict FPL's use of retained earnings. As of October 31, 2002, no retained earnings were restricted by these provisions of the Mortgage.

          MODIFICATION OF THE MORTGAGE. Generally the rights of all of the holders of First Mortgage Bonds may be modified with the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds. However, if less than all series of First Mortgage Bonds are affected by a modification, that modification also requires the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds of each series affected.

          FPL has reserved the right to amend the Mortgage without the consent of the holders of any series of First Mortgage Bonds created after April 30, 1992 (including the Bonds) to permit modification of the Mortgage generally with the consent of the holders of only a majority of the First Mortgage Bonds affected by the modification.

          In most cases, the following modifications will not be effective against any holder of First Mortgage Bonds affected by the modification unless that holder consents:

     (1) modification of the terms of payment of principal and interest payable to that holder,

     (2) modification creating an equal or prior lien on the mortgaged property or depriving that holder of the benefit of the lien of the Mortgage, and

     (3) modification reducing the percentage vote required for modification (except as described above).

          DEFAULT AND NOTICE THEREOF. The following are defaults under the
Mortgage:

     (1)  failure to pay the principal of any First Mortgage Bond,

     (2) failure to pay interest on any First Mortgage Bond for 60 days after that interest is due,

     (3) failure to pay principal of or interest on any Qualified Lien Bond beyond any applicable grace period for the payment of that principal or interest,

     (4) failure to pay any installments of funds for retirement of First Mortgage Bonds for 60 days after that installment is due,

     (5)  certain events in bankruptcy, insolvency or reorganization, and

     (6) the expiration of 90 days following notice by the Trustee or the holders of 15% of the First Mortgage Bonds relating to other covenants of FPL.

          Except in the case of failure to pay principal, interest or any installment for retirement of First Mortgage Bonds, the Trustee may withhold notice of default if it believes that withholding the notice is in the interests of the holders of First Mortgage Bonds.

          Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default. A majority of the holders of First Mortgage Bonds may annul that declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the following things have occurred:

     (1)  the holder has given the Trustee written notice of a default,

     (2) the holders of 25% of the First Mortgage Bonds have requested the Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Trustee for the costs, expenses and liabilities that the Trustee may incur by acting, and

     (3)  the Trustee has failed to act.

          Notwithstanding the foregoing, a holder of First Mortgage Bonds has the right to sue FPL if FPL fails to pay, when due, interest or principal on those First Mortgage Bonds, unless that holder gives up that right.

          The Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the First Mortgage Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee, or exercising any of the Trustee's powers.

          SATISFACTION AND DISCHARGE OF MORTGAGE. The Mortgage may be satisfied and discharged if and when FPL provides for the payment of all of the First Mortgage Bonds and all other sums due under the Mortgage.

          EVIDENCE TO BE FURNISHED TO THE TRUSTEE. FPL furnishes written statements of FPL's officers, or persons selected or paid by FPL, annually (and when certain events occur) to the Trustee to show that FPL is in compliance with Mortgage provisions and that there are no defaults under the Mortgage. In some cases, these written statements must be provided by an independent accountant, appraiser, engineer or counsel.

          CONCERNING THE TRUSTEE. In the regular course of business, FPL may obtain short-term funds from several banks, including Deutsche Bank Trust Company Americas.

                              PLAN OF DISTRIBUTION

          FPL may sell the Bonds:

     (1)  through underwriters or dealers,

     (2)  through agents, or

     (3)  directly to one or more purchasers.

          THROUGH UNDERWRITERS OR DEALERS. If FPL uses underwriters in the sale of the Bonds, the underwriters will acquire the Bonds for their own account. The underwriters may resell the Bonds in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Bonds directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Bonds, the obligations of the underwriters to purchase those Bonds will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Bonds if they purchase any of them. If FPL uses a dealer in the sale, FPL will sell the Bonds to the dealer as principal. The dealer may then resell those Bonds at varying prices determined at the time of resale.

          Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          THROUGH AGENTS. FPL may designate one or more agents to sell the Bonds. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

          DIRECTLY. FPL may sell the Bonds directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

          GENERAL INFORMATION. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL from the sale of the Bonds, any initial public offering price and other terms of the offering of those Bonds.

          FPL may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Bonds from FPL at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

          FPL may have agreements to indemnify underwriters, dealers and agents against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

          The consolidated financial statements incorporated by reference in this prospectus from FPL's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          Legal conclusions and opinions specifically attributed to counsel, if any, in the documents incorporated by reference in this prospectus have been reviewed by Steel Hector & Davis LLP, Miami, Florida, counsel to FPL, and are set forth on the authority of that firm as experts.

                                 LEGAL OPINIONS

          Steel Hector & Davis LLP, Miami, Florida, and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL, will pass upon the legality of the Bonds for FPL. Hunton & Williams, New York, New York, will pass upon the legality of the Bonds for any underwriter, dealer or agent. Thelen Reid & Priest LLP and Hunton & Williams may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP. Steel Hector & Davis LLP may rely as to all matters of New York law upon the opinion of Thelen Reid & Priest LLP.

                     --------------------------------------


          YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. FPL HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. FPL IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS OR THAT THE INFORMATION INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting and/or agents compensation, are:

Filing Fee for Registration Statement...................................$92,000
Legal and Accounting Fees..............................................$500,000*
Printing (S-3, prospectus, prospectus supplement, etc.).................$50,000*
Fees of Trustee.........................................................$25,000*
Florida Taxes........................................................$4,000,000*
Rating Agencies' Fees..................................................$300,000*
Miscellaneous.......................................................... $13,000*
                                                                     -----------

Total    ............................................................$4,980,000*
                                                                     ===========

* Estimated

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 607.0850 of the Florida Statutes generally permits FPL to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to FPL if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of FPL. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, FPL may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of FPL. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits FPL to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of Florida Statutes Section
607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to FPL or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable, (iv) in a proceeding by or in the right of FPL to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of FPL, or willful misconduct, or (v) in a proceeding by or in the right of someone other than FPL or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term "recklessness," as used above, means the action, or omission to act, in conscious disregard of a risk:
(a) known, or so obvious that it should have been known, to the director; and
(b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

          FPL's bylaws provide generally that FPL shall, to the fullest extent permitted by law, indemnify all directors and officers of FPL, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of FPL, as well as any employees or agents of FPL or other persons serving at the request of FPL in any capacity with any entity or enterprise other than FPL to whom FPL has agreed to grant indemnification (each, an "Indemnified Person") to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an Indemnified Person. Such indemnification covers all expenses incurred by any Indemnified Person (including attorneys' fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

          In addition, FPL carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

ITEM 16.       EXHIBITS.

1(a)     -     Form of Underwriting Agreement.

1(b)     -     Form of Distribution Agreement.

*4(a)    -     Restated Articles of Incorporation of FPL dated March 23, 1992
               (filed as Exhibit 3(i)a to Form 10-K for the year ended
               December 31, 1993, File No. 1-3545).

*4(b)    -     Amendment to FPL's Restated Articles of Incorporation dated
               March 23, 1992 (filed as Exhibit 3(i)b to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(c)    -     Amendment to FPL's Restated Articles of Incorporation dated May
               11, 1992 (filed as Exhibit 3(i)c to Form 10-K for the year ended
               December 31, 1993, File No. 1-3545).

*4(d)    -     Amendment to FPL's Restated Articles of Incorporation dated
               March 12, 1993 (filed as Exhibit 3(i)d to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(e)    -     Amendment to FPL's Restated Articles of Incorporation dated
               June 16, 1993 (filed as Exhibit 3(i)e to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(f)    -     Amendment to FPL's Restated Articles of Incorporation dated
               August 31, 1993 (filed as Exhibit 3(i)f to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(g)    -     Amendment to FPL's Restated Articles of Incorporation dated
               November 30, 1993 (filed as Exhibit 3(i)g to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(h)    -     Bylaws of FPL dated May 11, 1992 (filed as Exhibit 3 to Form
               8-K dated May 1, 1992, File No. 1-3545).

*4(i)    -     Mortgage and Deed of Trust dated as of January 1,
               1944, and One hundred-two Supplements thereto, between FPL and Deutsche Bank Trust Company Americas, Trustee (the
               "Mortgage") (filed as Exhibit B-3, File No. 2-4845; Exhibit
               7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523;
               Exhibit 7(a), File No. 2-7990; Exhibit 7(a), File No.
               2-9217; Exhibit 4(a)-5, File No. 2-10093; Exhibit 4(c), File
               No. 2-11491; Exhibit 4(b)-1, File No. 2-12900; Exhibit
               4(b)-1, File No. 2-13255; Exhibit 4(b)-1, File No. 2-13705;
               Exhibit 4(b)-1, File No. 2-13925; Exhibit 4(b)-1, File No.
               2-15088; Exhibit 4(b)-1, File No. 2-15677; Exhibit 4(b)-1,
               File No. 2-20501; Exhibit 4(b)-1, File No. 2-22104; Exhibit
               2(c), File No. 2-23142; Exhibit 2(c), File No. 2-24195;
               Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No.
               2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File
               No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c),
               File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit
               2(c), File No. 2-41312; Exhibit 2(c), File No. 2-44234;
               Exhibit 2(c), File No. 2-46502; Exhibit 2(c), File No.
               2-48679; Exhibit 2(c), File No. 2-49726; Exhibit 2(c), File

               No. 2-50712; Exhibit 2(c), File No. 2-52826; Exhibit 2(c),
               File No. 2-53272; Exhibit 2(c), File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No. 2-67239;
               Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762;
               Exhibit 4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June
               30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended
               December 31, 2000, File No. 1-3545; and Exhibit 4(o), File No. 333-102169.

4(j)     -     Form of Supplemental Indenture relating to First Mortgage Bonds.

5(a)     -     Opinion and Consent of Steel Hector & Davis LLP, counsel to FPL.

5(b)     -     Opinion and Consent of Thelen Reid & Priest LLP, co-counsel to
               FPL.

*12      -     Computation of Ratio of Earnings to Fixed Charges (filed as
               Exhibit 12(b) to Form 10-K for the year ended December 31, 2001,
               File No. 1-3545 and Exhibit 12(b) to Form 10-Q for the quarter
               September 30, 2002, File No. 1-3545).

23(a)    -     Independent Auditors' Consent of Deloitte & Touche LLP.

23(b)    -     Consent of Steel Hector & Davis LLP (included in opinion,
               attached hereto as Exhibit 5(a)).

23(c)    -     Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b)).

24       -     Power of Attorney (included on the signature page of this
               registration statement).

25       -     Statement of Eligibility on Form T-1 of Deutsche Bank Trust
               Company Americas with respect to the Mortgage.

*Incorporated herein by reference as indicated.

ITEM 17.       UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, which are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to
Section 13(a) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

          Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 23rd day of December, 2002.

                                     FLORIDA POWER & LIGHT COMPANY


                                     By:     /s/ Paul J. Evanson
                                        ----------------------------------------
                                                 Paul J. Evanson
                                                 President and Director

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     Signature                                        Title                           Date
                     ---------                                        -----                           ----

/s/ Lewis Hay III                                     Chairman of the Board, Chief           December 23, 2002
------------------------------------                  Executive Officer and Director
Lewis Hay III                                         (Principal Executive Officer)


/s/ Moray P. Dewhurst                                 Senior Vice President, Finance         December 23, 2002
------------------------------------                  and Chief Financial Officer and
Moray P. Dewhurst                                     Director (Principal Financial
                                                      Officer)

/s/ K. Michael Davis                                  Vice President, Accounting,            December 23, 2002
------------------------------------                  Controller and Chief Accounting
K. Michael Davis                                      Officer (Principal Accounting
                                                      Officer)

/s/ Dennis P. Coyle                                   Director                               December 23, 2002
------------------------------------
Dennis P. Coyle

/s/ Paul J. Evanson                                   Director                               December 23, 2002
------------------------------------
Paul J. Evanson

/s/ Lawrence J. Kelleher                              Director                               December 23, 2002
------------------------------------
Lawrence J. Kelleher

/s/ Armando J. Olivera                                Director                               December 23, 2002
------------------------------------
Armando J. Olivera

/s/ Antonio Rodriguez                                 Director                               December 23, 2002
------------------------------------
Antonio Rodriguez

/s/ John Stall                                        Director                               December 23, 2002
------------------------------------
John Stall

                                  EXHIBIT INDEX

1(a)      Form of Underwriting Agreement.

1(b)      Form of Distribution Agreement.

4(j)      Form of Supplemental Indenture relating to First Mortgage Bonds.

5(a)      Opinion and Consent of Steel Hector & Davis LLP, counsel to FPL.

5(b)      Opinion and Consent of Thelen Reid & Priest LLP, co-counsel to FPL.

23(a)     Independent Auditors' Consent of Deloitte & Touche LLP.

23(b) Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a)).

23(c) Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).

24 Power of Attorney (included on the signature page of this registration statement).

25 Statement of Eligibility on Form T-1 of Deutsche Bank Trust Company Americas with respect to the Mortgage.